Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2022 Fourth-Quarter And Full-Year Financial Results

Transition to the new Forrester Decisions platform on track

Cambridge, Mass., February 9, 2023 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2022 fourth-quarter and full-year financial results.

Commenting on the results, George F. Colony, Forrester’s CEO and chairman stated, “In 2022, we posted strong growth on both the top and bottom lines, with revenue increasing 9% and adjusted EPS increasing 18%. We are also pleased to report that Forrester Decisions now constitutes approximately one-third of our contract value. Forrester Decisions’ fast growth and strong client and wallet retention established the product as the research power platform that can lead the company’s effort to double CV in the next five years.

“That said, our product transition remains complex, as evidenced in our 2022 results and in our 2023 guidance. Our key metrics, including both overall client and wallet retention, will remain under pressure in the coming quarters given the churn in our legacy business as well as the uncertainty posed by the macroeconomic environment. We finished the year with CV increasing 3% and both client and wallet retention down from the previous quarter. These metrics are likely to remain under pressure in the coming quarters, specifically in the first half of 2023.

“To summarize, while we anticipate continued headwinds in the first half of 2023, we have the right team in place to lead us through this pivotal moment and create a platform from which we can accelerate growth in 2024 and beyond.”

Fourth-Quarter Financial Performance

Total revenues were $136.9 million for the fourth quarter of 2022, compared with $133.7 million for the fourth quarter of 2021.

On a GAAP basis, net loss was $1.6 million, or $0.09 per diluted share, for the fourth quarter of 2022, compared with net income of $8.0 million, or $0.41 per diluted share, for the same period in 2021.

On an adjusted basis, net income was $8.5 million, or $0.45 per diluted share, for the fourth quarter of 2022, which reflects an adjusted effective tax rate of 30%. Adjusted net income excludes stock-based compensation of $3.5 million, amortization of acquisition-related intangible assets of $3.1 million, restructuring costs of $9.3 million, and losses on investments of $0.1 million. This compares with an adjusted net income of $11.3 million, or $0.59 per diluted share, for the same period in 2021, which reflects an adjusted tax rate of 31%. Adjusted net income for the fourth quarter of 2021 excludes stock-based compensation of $2.7 million and amortization of acquisition-related intangible assets of $3.6 million.

Year Ended December 31, 2022, Financial Performance

Total revenues were $537.8 million, compared with $494.3 million for the same period in 2021.

On a GAAP basis, net income was $21.8 million, or $1.14 per diluted share, for 2022, compared with net income of $24.8 million, or $1.28 per diluted share, for 2021.

On an adjusted basis, net income was $47.2 million, or $2.46 per diluted share, for 2022, which reflects an adjusted effective tax rate of 30%. Adjusted net income excludes stock-based compensation of $14.5 million, amortization of acquisition-related intangible assets of $13.2 million, restructuring costs of $9.3 million, and gains on investments of $0.3 million. This compares with an adjusted net income of $40.5 million, or $2.09 per diluted share, for 2021, which reflects an adjusted tax rate of 31%. Adjusted net income for 2021 excludes stock-based compensation of $10.1 million, amortization of acquisition-related intangible assets of $15.1 million, and integration costs of $0.3 million.

Additional details regarding key metrics can be found in the investor presentation on the Company’s Investor website.

A reconciliation of GAAP results to adjusted results may be found in the attached financial tables.

2023 Guidance

Forrester is providing full-year 2023 financial guidance as follows:

Full-Year 2023 (GAAP):

•	Total revenues of approximately $518.0 million to $538.0 million, or a decline of 4% to flat versus the prior year

•	Operating margin of approximately 6.0% to 7.0%

•	Interest expense of approximately $2.5 million

•	An effective tax rate of 31%

•	Diluted earnings per share of approximately $1.02 to $1.22

Full-Year 2023 (Adjusted):

Adjusted financial guidance for full-year 2023 excludes stock-based compensation expense of $18.0 million to $19.0 million, amortization of acquisition-related intangible assets of approximately $12.0 million, restructuring costs of $1.5 million to $2.0 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 12.0% to 13.0%

•	Adjusted effective tax rate of 29%

•	Adjusted diluted earnings per share of approximately $2.25 to $2.45

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, marketing, customer experience, digital, product, and sales functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 700,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; over 100 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the full-year 2023 and statements about the performance of Forrester Decisions, Forrester’s ability to double contract value, and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; technology spending; the risks and challenges inherent in international business activities; the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; Forrester’s ability to respond to business and economic conditions and market trends; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; any weakness in Forrester’s system of internal controls; and the amount and timing of the repurchase of Forrester stock. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Tyson Seely

Vice President, Investor Relations

Forrester Research, Inc.

+1 617-613-6805

tseely@forrester.com

Shweta Agarwal

Senior Director, Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2023, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Research	$92,188	$89,494	$354,453	$325,340
Consulting	37,512	39,211	152,587	156,114
Events	7,191	5,023	30,747	12,861

Total revenues	136,891	133,728	537,787	494,315
Operating expenses:
Cost of services and fulfillment	56,814	52,244	223,773	201,815
Selling and marketing	48,691	47,774	181,940	170,949
General and administrative	19,758	16,161	67,655	58,056
Depreciation	2,277	2,503	9,269	9,390
Amortization of intangible assets	3,093	3,562	13,161	15,129
Integration costs	—	—	—	334
Restructuring costs	9,335	—	9,335	—

Total operating expenses	139,968	122,244	505,133	455,673

Income (loss) from operations	(3,077)	11,484	32,654	38,642
Interest expense	(729)	(971)	(2,461)	(4,222)
Other income (expense), net	30	(363)	222	(1,229)
Gains (losses) on investments, net	(117)	—	309	—

Income (loss) before income taxes	(3,893)	10,150	30,724	33,191
Income tax expense (benefit)	(2,263)	2,127	8,918	8,347

Net income (loss)	$(1,630)	$8,023	$21,806	$24,844

Basic income (loss) per common share	$(0.09)	$0.42	$1.15	$1.30

Diluted income (loss) per common share	$(0.09)	$0.41	$1.14	$1.28

Basic weighted average common shares outstanding	19,051	19,118	18,967	19,110

Diluted weighted average common shares outstanding	19,051	19,376	19,172	19,357

Adjusted data (1):
Income (loss) from operations - GAAP	$(3,077)	$11,484	$32,654	$38,642
Amortization of intangible assets	3,093	3,562	13,161	15,129
Integration costs	—	—	—	334
Restructuring costs	9,335	—	9,335	—
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	2,038	1,668	8,435	6,057
Selling and marketing	646	478	2,774	1,698
General and administrative	823	573	3,334	2,315

Adjusted income from operations	$12,858	$17,765	$69,693	$64,175

	Three Months Ended				Year Ended
	December 31,				December 31,
	2022		2021		2022		2021
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) - GAAP	$(1,630)	$(0.09)	$8,023	$0.41	$21,806	$1.14	$24,844	$1.28
Amortization of intangible assets	3,093	0.16	3,562	0.19	13,161	0.68	15,129	0.78
Integration costs	—	—	—	—	—	—	334	0.02
Restructuring costs	9,335	0.49	—	—	9,335	0.49	—	—
Stock-based compensation	3,507	0.18	2,719	0.14	14,543	0.76	10,070	0.52
(Gains) losses on investments	117	0.01	—	—	(309)	(0.02)	—	—
Tax effects of items above (2)	(4,261)	(0.22)	(1,831)	(0.09)	(9,748)	(0.51)	(7,107)	(0.37)
Adjustment to tax expense for adjusted tax rate (3)	(1,649)	(0.08)	(1,135)	(0.06)	(1,570)	(0.08)	(2,750)	(0.14)

Adjusted net income	$8,512	0.45	$11,338	$0.59	$47,218	2.46	$40,520	$2.09

Diluted weighted average shares outstanding	19,110		19,376		19,172		19,357

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, integration costs, restructuring costs, and net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 30% in 2022 and 31% in 2020, which excludes items such as any release of reserves for uncertain tax positions established in prior years, the settlement of prior year tax audits, and the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 30% in 2022 and 31% in 2021.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	December 31,	December 31,
	2022	2021
Balance sheet data:
Cash, cash equivalents, and marketable investments	$123,317	$134,278
Accounts receivable, net	$73,345	$86,965
Deferred revenue	$178,021	$213,696
Debt outstanding	$50,000	$75,000

	Year Ended
	December 31,
	2022	2021
Cash flow data:
Net cash provided by operating activities	$39,425	$107,067
Purchases of property and equipment	$(5,663)	$(10,745)
Repayments of debt	$(25,000)	$(34,375)
Repurchases of common stock	$(15,112)	$(20,066)

	As of
	December 31,
	2022	2021
Headcount:
Total headcount	2,033	1,781
Sales force	709	637